Exhibit 99.2

3046
3046

CSX QUARTERLY FINANCIAL REPORT

FOURTH QUARTER 2018

CSX Announces Fourth Quarter and Full Year 2018 Financial Results,
Authorizes $5 Billion Share Buyback

JACKSONVILLE, Fla. - January 16, 2019 - CSX Corporation (NASDAQ: CSX) today announced fourth quarter 2018 net earnings of $843 million, or $1.01 per share, versus $4,140 million, or $4.62 per share on a GAAP basis ($0.64 on an adjusted basis) in the same period last year. Fourth quarter 2017 net earnings included a tax reform benefit resulting from the Tax Cuts and Jobs Act of 2017 and a restructuring charge that accounted for $3.98 per share (see table below for details). CSX’s operating ratio set a company fourth quarter record of 60.3 percent from 60.7 percent in the prior year or 65.1 percent on an adjusted basis.
CSX’s full year 2018 operating ratio of 60.3% is a U.S. Class I railroad record.

Reconciliation of GAAP to Non-GAAP Measures
For the Quarter ended December 31, 2017
(in millions, except operating ratio and EPS)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$1,126	60.7%	$4,140	$4.62
Restructuring Charge	14	(0.5)%	10	0.01
Tax Reform Benefit (net)	(142)	4.9%	(3,577)	(3.99)
Adjusted Operating Results (non-GAAP)	$998	65.1%	$573	$0.64

CSX also announced the Board has authorized $5 billion in share repurchases following the early completion of the existing $5 billion authorization.
“As I reflect back on this past year, this team of railroaders has proven they are capable of accomplishing amazing things,” said James M. Foote, president and chief executive officer. “We are entering 2019 on a new trajectory with significant opportunity to improve across all aspects of our business. I expect CSX to deliver even better service to our customers and drive significant shareholder value.”
Revenue for the fourth quarter increased 10 percent over the prior year to $3.14 billion, supported by increases in fuel recovery, broad-based volume growth, pricing gains, higher supplemental revenue and favorable mix. Expenses increased 9 percent year over year to $1.89 billion, or 2 percent when 2017 results are adjusted for the impacts of restructuring and tax reform benefits. This combination yielded adjusted operating income growth of 25 percent for the quarter to $1.25 billion compared to $998 million in the same period last year.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Kevin Boone
Operating Statistics..............................p. 12	Company’s most recent	www.csx.com	(904) 359-1090
Non-GAAP Measures...........................p. 13	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

CSX executives will conduct a conference call with the investment community this afternoon, January 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (1-888-EARN-CSX). For callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call and enter in 3276279 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are above.
Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS
(Dollars in millions, except per share amounts)

	(Unaudited)				(Unaudited)
	Quarters Ended (a)				Years Ended (a)
	Dec. 31, 2018	Dec. 31, 2017	$ Change	% Change	Dec. 31, 2018	Dec. 31, 2017	$ Change	% Change

Revenue	$3,143	$2,863	$280	10%	$12,250	$11,408	$842	7%
Expense
Labor and Fringe (b)	678	675	(3)	—	2,738	2,946	208	7
Materials, Supplies and Other	542	524	(18)	(3)	1,967	2,113	146	7
Depreciation	345	337	(8)	(2)	1,331	1,315	(16)	(1)
Fuel	253	243	(10)	(4)	1,046	864	(182)	(21)
Equipment and Other Rents	93	116	23	20	395	429	34	8
Restructuring Charge (b)(c)	—	14	14	100	—	240	240	100
Equity Earnings of Affiliates (d)	(17)	(172)	(155)	(90)	(96)	(219)	(123)	(56)
Total Expense	1,894	1,737	(157)	(9)	7,381	7,688	307	4

Operating Income	1,249	1,126	123	11	4,869	3,720	1,149	31

Interest Expense	(171)	(140)	(31)	(22)	(639)	(546)	(93)	(17)
Restructuring Charge - Non-Operating (b)(c)	—	(15)	15	100	—	(85)	85	100
Other Income - Net (b)	20	12	8	67	74	53	21	40
Earnings Before Income Taxes	1,098	983	115	12	4,304	3,142	1,162	37

Income Tax (Expense) Benefit (e)	(255)	3,157	(3,412)	(108)	(995)	2,329	(3,324)	(143)
Net Earnings	$843	$4,140	$(3,297)	(80)%	$3,309	$5,471	$(2,162)	(40)%

Operating Ratio	60.3%	60.7%			60.3%	67.4%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$1.01	$4.62	$(3.61)	(78)%	$3.84	$5.99	$(2.15)	(36)%

Average Shares Outstanding, Assuming Dilution (Millions)	833	896			861	914

Cash Dividends Paid Per Common Share	$0.22	$0.20			$0.88	$0.78

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 31, 2018 (a)	Dec. 31, 2017 (a)
ASSETS

Cash and Cash Equivalents	$858	$401
Short-Term Investments	253	18
Other Current Assets	1,454	1,496
Properties - Net	31,998	31,764
Investment in Affiliates and Other Companies	1,779	1,686
Other Long-Term Assets	387	374
Total Assets	$36,729	$35,739

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$18	$19
Other Current Liabilities	1,897	1,875
Long-Term Debt	14,739	11,790
Deferred Income Taxes - Net	6,690	6,418
Other Long-Term Liabilities	805	916
Total Liabilities	24,149	21,018

Total Shareholders' Equity	12,580	14,721
Total Liabilities and Shareholders' Equity	$36,729	$35,739

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended (a)
	Dec. 31, 2018	Dec. 31, 2017
OPERATING ACTIVITIES
Net Earnings	$3,309	$5,471
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	1,331	1,315
Deferred Income Tax Expense (Benefit)	279	(3,233)
Gain on Property Dispositions	(154)	(18)
Equity Earnings of Affiliates	(96)	(219)
Restructuring Charge (c)	—	325
Cash Payments for Restructuring Charge	(15)	(187)
Other Operating Activities - Net	(13)	18
Net Cash Provided by Operating Activities	4,641	3,472

INVESTING ACTIVITIES
Property Additions	(1,745)	(2,040)
Purchase of Short-Term Investments	(736)	(782)
Proceeds from Sales of Short-Term Investments	505	1,193
Proceeds from Property Dispositions	319	97
Other Investing Activities	(27)	37
Net Cash Used in Investing Activities	(1,684)	(1,495)

FINANCING ACTIVITIES
Long-term Debt Issued	3,000	850
Long-term Debt Repaid	(19)	(333)
Dividends Paid	(751)	(708)
Shares Repurchased (f)	(4,671)	(1,970)
Other Financing Activities	(59)	(18)
Net Cash Used in Financing Activities	(2,500)	(2,179)

Net Increase (Decrease) in Cash and Cash Equivalents	457	(202)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	401	603
Cash and Cash Equivalents at End of Period	$858	$401

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Fiscal Year: As previously announced, effective in third quarter 2017, CSX changed its fiscal reporting calendar from a 52/53 week year ending on the last Friday of December to a calendar year ending on December 31 of each year. The calendar year change was made on a prospective basis as it did not materially impact comparability of the Company’s financial results. As a result, the quarters and years ending December 31, 2018 and December 31, 2017 included the following number of days:

Quarters Ended			Years Ended
Dec. 31, 2018	Dec. 31, 2017	Change	Dec. 31, 2018	Dec. 31, 2017	Change
92 days	92 days	—	365 days	366 days	(1 day)

b)
Pension and Other Post-Retirement Benefit Charges: In March 2017, the FASB issued Accounting Standard Update "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost," which requires that only the service cost component of net periodic benefit costs be recorded as compensation cost in operating expense on the consolidated income statement. All other components of net periodic benefit cost (interest cost, expected return on plan assets, amortization of net loss, special termination benefits and settlement and curtailment effects) should be presented as non-operating charges on the consolidated income statement. If these non-operating charges are related to prior year restructuring activities, they are presented as restructuring charge - non-operating as discussed in Footnote c) below. Other non-operating charges are presented as other income - net. The Company adopted the provisions of this standard during first quarter 2018 and applied them retrospectively. The retrospective impact of adoption for fourth quarter and year ended 2017 is shown in the following table.

	Quarter Ended December 31, 2017
(Dollars in millions)	As Previously Reported	Reclassification of Net Benefit (Expense)	As Reclassified
Operating Expense:
Labor and Fringe	$665	$10	$675
Restructuring Charge	29	(15)	14
Non-Operating Income (Expense):
Restructuring Charge - Non-Operating	$—	$(15)	$(15)
Other Income - Net	2	10	12

	Year Ended December 31, 2017
(Dollars in millions)	As Previously Reported	Reclassification of Net Benefit (Expense)	As Reclassified
Operating Expense:
Labor and Fringe	$2,914	$32	$2,946
Restructuring Charge	325	(85)	240
Non-Operating Income (Expense):
Restructuring Charge - Non-Operating	$—	$(85)	$(85)
Other Income - Net	21	32	53

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - continued

c)
Restructuring Charge: The prior year restructuring charge included costs related to the management workforce reduction program completed in 2017, reimbursement arrangements with MR Argent Advisor LLC (“Mantle Ridge”) and the Company’s former President and Chief Executive Officer, E. Hunter Harrison, the proration of equity awards and other advisory costs related to the leadership transition. Payments related to the 2017 restructuring charge were substantially complete as of March 31, 2018. Expenses related to the management workforce reduction and other costs during fourth quarter and year ended 2017 are shown in the following tables.

	Quarter Ended December 31, 2017
(Dollars in millions)	As Previously Reported	Operating Restructuring Charge	Non-Operating Restructuring Charge
Severance and Pension	$10	$7	$3
Employee Equity Awards Proration and Other	7	7	—
Subtotal Management Workforce Reduction	$17	$14	$3
Pension Settlement Charge	12	—	12
Total Restructuring Charge	$29	$14	$15

	Year Ended December 31, 2017
(Dollars in millions)	As Previously Reported	Operating Restructuring Charge	Non-Operating Restructuring Charge
Severance and Pension	$154	$98	$56
Other Post-Retirement Benefits Curtailment	17	—	17
Employee Equity Awards Proration and Other	23	23	—
Subtotal Management Workforce Reduction	$194	$121	$73
Reimbursement Arrangements	84	84	—
Executive Equity Awards Proration	24	24	—
Pension Settlement Charge	12	—	12
Advisory Fees Related to Shareholder Matters	11	11	—
Total Restructuring Charge	$325	$240	$85

d)
Equity Earnings of Affiliates: As a result of tax reform, the Company recognized a benefit in fourth quarter 2017 of $142 million, or $0.10 per share after-tax, in its equity earnings of affiliates. See additional discussion of tax reform in Footnote e) below.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - continued

e)	Income Taxes: During the fourth quarter of 2018, the Company recorded favorable adjustments to income tax expense totaling $14 million, or $0.02 cents per share, primarily due to a change in the valuation of state tax liabilities as a result of the 2017 filings and the settlement of state income tax matters.
With the enactment of the Tax Cuts and Jobs Act (the "Act" or "tax reform"), the Company's fourth quarter 2017 financial results included a $3.5 billion, or $3.89 per share, non-cash reduction in income tax expense, primarily resulting from revaluing the Company's net deferred tax liabilities to reflect the recently enacted 21% federal corporate tax rate. Also during fourth quarter 2017, the Company recorded $37 million of income tax benefits, or $0.04 per share. Of this amount, $8 million, or $0.01 per share, are tax benefits related to the change in tax implications of the restructuring charge in Q4. The remaining $29 million is primarily the combination of the reversal of share-based compensation of former President and Chief Executive Officer, E. Hunter Harrison, a change in the valuation of state tax liabilities as a result of the 2016 filings and the settlement of state income tax matters.

f)	Shares Repurchased: During fourth quarters and years ended 2018 and 2017, the Company engaged in the following repurchase activities:

	Quarters Ended		Years Ended
	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Shares Repurchased (Millions)	26	4	72	39
Cost of Shares (Dollars in millions)	$1,855	$207	$4,671	$1,970
Average Cost per Share Repurchased	$69.80	$53.36	$64.64	$50.80

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 31, 2018 (92 days) and December 31, 2017 (92 days)

	Volume			Revenue			Revenue Per Unit
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Chemicals	172	164	5%	$598	$546	10%	$3,477	$3,329	4%
Automotive	122	117	4	333	303	10	2,730	2,590	5
Agricultural and Food Products	116	113	3	347	321	8	2,991	2,841	5
Minerals	78	75	4	130	115	13	1,667	1,533	9
Forest Products	73	66	11	217	188	15	2,973	2,848	4
Metals and Equipment	65	55	18	180	157	15	2,769	2,855	(3)
Fertilizers	60	68	(12)	110	113	(3)	1,833	1,662	10
Total Merchandise	686	658	4	1,915	1,743	10	2,792	2,649	5
Coal	230	224	3	586	541	8	2,548	2,415	6
Intermodal	732	719	2	492	471	4	672	655	3
Other	—	—	—	150	108	39	—	—	—
Total	1,648	1,601	3%	$3,143	$2,863	10%	$1,907	$1,788	7%

Years Ended December 31, 2018 (365 days) and December 31, 2017 (366 days)

	Volume			Revenue			Revenue Per Unit
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Chemicals	675	672	—%	$2,339	$2,210	6%	$3,465	$3,289	5%
Automotive	463	457	1	1,267	1,195	6	2,737	2,615	5
Agricultural and Food Products	447	454	(2)	1,306	1,262	3	2,922	2,780	5
Minerals	315	308	2	518	477	9	1,644	1,549	6
Forest Products	285	264	8	850	755	13	2,982	2,860	4
Metals and Equipment	267	256	4	769	703	9	2,880	2,746	5
Fertilizers	248	291	(15)	442	466	(5)	1,782	1,601	11
Total Merchandise	2,700	2,702	—	7,491	7,068	6	2,774	2,616	6
Coal	887	855	4	2,246	2,107	7	2,532	2,464	3
Intermodal	2,895	2,843	2	1,931	1,799	7	667	633	5
Other	—	—	—	582	434	34	—	—	—
Total	6,482	6,400	1%	$12,250	$11,408	7%	$1,890	$1,783	6%

CSX Corporation

VOLUME AND REVENUE
Total revenue increased ten percent for fourth quarter 2018 when compared to fourth quarter 2017, due to increases in fuel recovery, volume growth in most markets, price increases, higher other revenue and favorable mix.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2018 (92 days)	Dec. 31, 2017 (92 days)	Dec. 31, 2018 (365 days)	Dec. 31, 2017 (366 days)
Fuel Surcharge Revenue	$189	$111	$665	$367
Fuel Lag Benefit (Expense)	$2	$(12)	$(14)	$(24)

Merchandise
Chemicals - Volume increased as stronger energy, waste and core chemicals shipments more than offset reduced fly ash and sand shipments.
Automotive - Volume increased due to higher North American vehicle production of trucks and SUVs.
Agricultural and Food Products - Volume increased due to gains in the domestic grain market, which were partially offset by losses in the ethanol market.
Minerals - Volume increased due to stronger shipments for construction and paving projects.
Forest Products - Volume increased due to e-commerce driven pulpboard demand, truck conversions to rail and increased export fiber demand.
Metals and Equipment - Volume increased due to stronger domestic steel production, including demand for construction and pipe, as well as truck conversions to rail.
Fertilizers -Volume declined due to the closure of a customer facility in fourth quarter 2017 that previously moved short-haul rail shipments as well as reduced exports.
Coal
Domestic - Coke, iron ore and other volume increased primarily driven by stronger domestic steel production. Utility coal volume declined reflecting strong competition from natural gas.
Export - Volume declined slightly as lower thermal coal exports were mostly offset by continued strength in metallurgical coal shipments.

	Quarters Ended			Years Ended
(Millions of tons)	Dec. 31, 2018 (92 days)	Dec. 31, 2017 (92 days)	Change	Dec. 31, 2018 (365 days)	Dec. 31, 2017 (366 days)	Change
Coal Tonnage
Domestic	15.5	15.1	3%	57.3	61.1	(6)%
Export	10.4	10.5	(1)	43.1	36.2	19
Total Coal	25.9	25.6	1%	100.4	97.3	3%
Intermodal
Domestic - Volume increased as growth with existing customers was partially offset by the rationalization of low-density lanes.
International - Volume increased driven by strong performance with existing customers and new service offerings to inland ports, which more than offset losses from the rationalization of low-density lanes.
Other Revenue
Other revenue increased $42 million versus prior year primarily due to increases in incidental charges.

CSX Corporation

EXPENSE
Expenses of $1.9 billion increased $157 million, or nine percent, year over year, primarily driven by favorable items in the prior year that included a $142 million impact of tax reform (related to the Company's equity affiliates) and a reversal of share-based compensation expense, partially offset by efficiencies in labor and equipment rents in the current year.
Labor and Fringe expense increased $3 million primarily due to the following:

•	Incentive compensation increased $32 million primarily due to the prior year reversal of share-based compensation for former CEO, E. Hunter Harrison.

•	Other costs decreased $29 million primarily due to lower headcount and crew starts and the recognition of railroad retirement tax refunds related to past share-based compensation awards.
Materials, Supplies and Other expense increased $18 million primarily due to the following:

•	Asset impairments increased $10 million resulting from projects that were discontinued.

•	Other costs increased $27 million due to several items, none of which were individually significant. (Also see footnote (a) to fuel expense table below.)

•	Gains from real estate sales were $19 million higher than prior year.
Depreciation expense increased $8 million primarily due to a larger asset base.
Fuel expense increased $10 million due primarily to a 10 percent price increase that was partially offset by fuel efficiency initiatives.
Equipment and Other Rents decreased $23 million primarily due to reduced days per load, particularly for merchandise and automotive markets.
Equity Earnings of Affiliates decreased $155 million primarily due to a $142 million favorable impact of tax reform (primarily related to TTX and Conrail) on 2017 results and a real estate gain of $16 million recognized in 2017 on the sale of a property owned by one of the Company's equity affiliates.

Employee Counts (Estimated)

	Quarters Ended			Years Ended
	Dec. 31, 2018 (92 days)	Dec. 31, 2017 (92 days)	Change	Dec. 31, 2018 (365 days)	Dec. 31, 2017 (366 days)	Change
Average	22,484	24,025	(1,541)	22,901	25,230	(2,329)
Ending	22,475	24,006	(1,531)	22,475	24,006	(1,531)

Fuel Expense

	Quarters Ended		Years Ended
(Dollars and gallons in millions, except price per gallon)	Dec. 31, 2018 (92 days)	Dec. 31, 2017 (92 days)	Dec. 31, 2018 (365 days)	Dec. 31, 2017 (366 days)
Estimated Locomotive Fuel Consumption (Gallons)	105.4	107.0	424.0	426.7
Price per Gallon (Dollars)	$2.29	$2.08	$2.28	$1.84
Total Locomotive Fuel Expense	$241	$223	$967	$785
Non-Locomotive Fuel Expense (a)	12	20	79	79
Total Fuel Expense	$253	$243	$1,046	$864
(a) During fourth quarter 2018, an $11 million year-to-date reclassification was made between fuel and materials, supplies and other.

CSX Corporation

OPERATING STATISTICS (Estimated)
Operating performance continued to improve in fourth quarter 2018, as train velocity achieved all-time record levels for the fourth consecutive quarter and car dwell improved 13% year-over-year. Revenue ton-miles increased year-over-year while gross ton-miles were flat, demonstrating improved operational routing efficiency for volumes moved. The Company remains focused on delivering further service gains, improving transit times and increasing asset utilization while controlling costs.
From a safety perspective, the FRA reportable personal injury frequency index of 0.83 for the fourth quarter 2018 improved year over year, driven by a significant reduction in the number of personal injuries. The FRA train accident frequency rate of 2.87 for the quarter also improved, as a reduction in train accidents outpaced a decline in train miles. The Company is committed to continuous safety improvement and remains focused on reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Years Ended
	Dec. 31, 2018 (92 days)	Dec. 31, 2017 (92 days)	Improvement / (Deterioration)	Dec. 31, 2018 ( 365 days)	Dec. 31, 2017 (366 days)	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	18.9	16.2	17%	17.9	15.1	19%
Dwell (Hours) (a)	9.3	10.7	13%	9.6	11.3	15%

Revenue Ton-Miles (Billions) (b)
Merchandise	31.9	31.3	2%	128.1	124.0	3%
Coal	11.4	11.2	2%	45.5	43.3	5%
Intermodal	7.3	7.3	—%	29.3	28.8	2%
Total Revenue Ton-Miles	50.6	49.8	2%	202.9	196.1	3%

Total Gross Ton-Miles (Billions)	100.9	100.6	—%	402.7	400.1	1%
On-Time Originations	78%	77%	1%	82%	80%	3%
On-Time Arrivals	58%	56%	4%	60%	56%	7%

Safety
FRA Personal Injury Frequency Index	0.83	1.30	36%	0.94	1.22	23%
FRA Train Accident Rate	2.87	3.22	11%	3.46	3.07	(13)%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. The Company will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
(b) Beginning in first quarter 2018, the calculation of revenue ton-miles was updated to reflect the ton miles for a shipment’s profiled or planned trip, which aligns with the product sold to the customer and recorded as revenue. Prior year has been restated to conform to this change.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.
Prior Year Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating ratio, adjusted net earnings and adjusted net earnings per share, assuming dilution are important in evaluating the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends.
The impact of tax reform, the restructuring charge and retrospective impact of adoption of a new accounting standard for the fourth quarter and year ended 2017 are shown in the following tables. There were no adjustments to operating results in 2018. As noted in Footnote (b) to the consolidated financial statements, the Company adopted the provisions of an accounting standard related to the presentation of net pension and other post-retirement benefit costs during the first quarter 2018 and applied them retrospectively.

	Quarter Ended December 31, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
As Previously Reported - GAAP	$1,121	60.9%	$4,140	$4.62
Reclassification of Net Pension and Other Post-Retirement Expense	5	(0.2)	—	—
As Reclassified - GAAP	1,126	60.7	4,140	4.62
Restructuring Charge (a)(b)	14	(0.5)	10	0.01
Tax Reform Benefit (net)	(142)	4.9	(3,577)	(3.99)
Adjusted Operating Results (non-GAAP)	$998	65.1%	$573	$0.64
	Year Ended December 31, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
As Previously Reported - GAAP	$3,667	67.9%	$5,471	$5.99
Reclassification of Net Pension and Other Post-Retirement Expense	53	(0.5)	—	—
As Reclassified - GAAP	3,720	67.4	5,471	5.99
Restructuring Charge (a)(c)	240	(2.1)	203	0.22
Tax Reform Benefit (net)	(142)	1.2	(3,577)	(3.91)
Adjusted Operating Results (non-GAAP)	$3,818	66.5%	$2,097	$2.30
(a) The restructuring charge was tax effected using rates reflective of the applicable tax amounts for each component of the restructuring charge.
(b) For fourth quarter 2017, $15 million of the $29 million restructuring charge was reclassified to non-operating income (expense) as a result of the adoption of an accounting standard update related to the presentation of net pension and other post-retirement benefit costs.
(c) For 2017, $85 million of the $325 million restructuring charge was reclassified to non-operating income (expense).

CSX Corporation

NON-GAAP MEASURES (Unaudited) - continued
Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow was tax effected using the Company's applicable tax rate.

	Years Ended
(Dollars in millions)	Dec. 31, 2018 (365 days)	Dec. 31, 2017 (366 days)
Net Cash Provided by Operating Activities	$4,641	$3,472
Property Additions	(1,745)	(2,040)
Other Investing Activities	292	134
Free Cash Flow (before payment of dividends)	3,188	1,566
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	11	135
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$3,199	$1,701
(a) The Company made cash payments related to the restructuring charge of $15 million and $187 million in 2018 and 2017, respectively. Also in 2017, the Company made $30 million in payments to a former CEO and a former President for previously accrued non-qualified pension benefits that is not included in the restructuring charge.